TRUST MEMBER APPLICATION AND AGREEMENT

THIS TRUST MEMBER APPLICATION AND AGREEMENT (this “Agreement”) is a legal agreement between the undersigned (the “Trust Member”) and The Green PolkaDot Box LLC, a Utah limited liability company (the “Company”), effective as of the date that the Company executes and confirms its acceptance of this Agreement after the submission of this Agreement by the Trust Member to the Company and the payment by the Trust Member of the “Trust Member Fee,” as defined below.  Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in Section 1, “Definitions,” below.

Consent to Agreement

The Electronic Signatures in Global and National Commerce Act (15 U.S.C. § 7001, et seq.) requires that you consent to entering into an electronic agreement with The Green PolkaDot Box before you can enter into this Agreement online.

Evidence of the Agreement between you and the Company will be recorded electronically.  To enter into the Agreement, you must acknowledge, electronically, that you agree to the terms and conditions of the Agreement.

Your consent pertains to and will apply to all transactions between you and the Company.  You may withdraw your consent at any time.  However, should you do so, the Agreement will be terminated immediately and automatically.

To withdraw your consent or update any personal information, you may do so online at http://www.GreenPolkaDotBox.com through your “My Account” link after you log in to the Company’s Website or by sending written notice to The Green PolkaDot Box LLC, Member Care Department, P.O. Box 675, American Fork, Utah 84003.

You will have the ability to read, download, print, and retain this Agreement during the enrollment process. The most current versions of these documents are also posted in the “My Account” section of our Website for viewing, printing, and downloading.

When you electronically sign the Agreement, you agree that the Company may amend the Agreement at its sole discretion at any time.

Please indicate your consent to entering into an electronic version of this Agreement with the Company by clicking on the “I Agree” button on the Web page next to the link to this Agreement.

By providing your consent, you also confirm that you are able to access all the terms of the Agreement electronically.

1.             Definitions.  Following are certain defined terms used in the Agreement.  Additional defined terms may be found elsewhere in the Agreement.

1.1	“Account” means the record maintained by the Company for each Member that details the activity of a Member with respect to purchases, referrals, Personal Purchase Discounts, PolkaDot Reward Points, PolkaDot Value, Product Bonus Points, Referral Purchase Reward Points, and such other information that the Company from time to time elects to include.

           1.2           “Account Basis” means the 2,500 PolkaDot Reward Points in a Trust Member’s Account that were credited when the Trust Membership was purchased.

          1.3           “Active” means (i) the status of Trust Members for their natural life, (ii) the status of all Reward Members and Club Members who have paid the Membership Fee for an annual Membership during the applicable Membership Term, and (iii) the status of Reward Members who have received a Reward Membership from a Trust Member for an annual Membership Term.  Active status may be terminated by the Company for any Member who violates the terms and conditions of theAgreement.  An “Active Member” is a Member who is registered, is in good standing, and is compliant with the terms and conditions of this Agreement.

           1.4           “Agreement” means the Founding Trust Member Application and Agreement entered into between the Company and each Trust Member, the Reward Member Application and Agreement entered into between the Company and each Reward Member, and the Club Member Agreement entered into between the Company and each Club Member.

           1.5           “Applicant” means a Qualifying Person residing in the United States of America or Puerto Rico who desires to become a Member.

           1.6           “Cancellation” means the termination of a Member’s Green PolkaDot Box Membership.  Cancellation may be initiated either (i) voluntarily by a Member by sending the Company a Notice of Cancellation, or (ii) involuntarily at the Company’s initiation for failure of a Member to comply with the terms and conditions of the Agreement.

           1.7           “Claw Back” means the process by which the Company recovers PolkaDot Reward Points that were awarded prior to product returns and/or refunds issued to a Referred Member. When a product is returned to the Company’s warehouse, the awards will be “clawed back” or removed from the Member’s Account to reflect the actual balance.

           1.8           “Club Member” means a Qualifying Person who purchases a Club Membership.

           1.9           “Club Membership” means a Membership type that permits unlimited shopping privileges on the Website, subscription privileges to view proprietary information on the Website, and the right to receive proprietary product and service offerings and promotions from the Company.

           1.10           “Company” means The Green PolkaDot Box LLC, a Utah limited liability company.

           1.11           “Date of Cancellation” means the date on which a Membership is cancelled by the Company or terminated by a Member and will be not less than 30 days after the transmission of the Notice of Cancellation by the Company or the Member, as the case may be.

           1.12           “Green PolkaDot Box” means the trade name of the Company and the Company’s URL for its Website at www.GreenPolkaDotBox.com.

           1.13           “Immediate Family Members” means the spouse or legal domestic partner, parent, and natural born or adopted children of a Member who are living in the same residence unless not living in the same residence while enrolled in a prep school, college, or university or while on active duty in military service.

           1.14           “Member” means a Trust Member, a Reward Member, or a Club Member, as the case may be.

           1.15           “Member Agreement” means the contract between the Company and each Member, whether this Agreement or the contract entered into between the Company and a Club Member or a Reward Member, in their current form or as amended from time to time by the Company in its sole discretion.

           1.16           “Member Identification” is the full first and last name of a Member together with his or her unique, designated e-mail address, which will serve as the e-mail address of record for purposes of Member Identification.

           1.17           “Member Number” refers to the unique number assigned by the Company to each Member when they pre-register or register as a Member. This number is typically used in connection with a Member’s URL in order to be utilized in Company approved printed materials or when electronically promoting The Green PolkaDot Box to personal and professional acquaintances.

           1.18           “Member Price” is the listed price of products and services posted for sale in the “Shop” section on the Website.

           1.19           “Membership” means a Member’s status with the Company as a Trust Member, Reward Member, or Club Member, as the case may be.

           1.20           “Membership Commencement Date” is the date a Member completes Registration or Renewal, after making full payment for the selected type of Membership.

           1.21           “Membership Fee” means the amount paid by a Trust Member on Registration or by a Reward Member or a Club Member on Registration and Renewal for an annual Membership.  Trust Members are not assessed Membership Fees after their initial Registration and Reward Members who receive a Reward Membership from one of the five annual Reward Memberships granted to a Trust Member are not assessed Membership Fees for the applicable annual Membership Term.

           1.22           “Membership Suspension” means the temporary suspension of a Reward Member’s Membership without maintaining “Active” requirements for a period of up to three consecutive years.  During a period of Membership Suspension a Reward Member may not earn or accrue PolkaDot Reward Points or enjoy shopping privileges; however, once the Member removes Membership Suspension status by becoming Active, he or she will be entitled to receive all the benefits of Reward Membership.  A Membership Suspension that is not reinstated within the three-year period will result in the Cancellation of the Membership.

           1.23           “Membership Term” means the one-year period commencing on the Membership Commencement Date (or each anniversary thereof upon Renewal of a Membership) and ending the day before the next anniversary of the Membership Commencement Date.

           1.24           “Notice of Cancellation” means the communication by (i) the Company to a Member advising the Member of the Cancellation of the Member’s Membership, or (ii) a Member to the Company advising the Company of the Member’s desire to cancel a Membership.  The Notice of Cancellation from the Member must be delivered to the Company at The Green PolkaDot Box LLC, Member Care Department, P.O. Box 675, American Fork, Utah 84003.  The Notice of Cancellation from the Company must be delivered to the Member at the Member’s designated e-mail address in the Member Identification.

           1.25           “Official Materials” means literature, audio/visual, and other materials developed, printed, published, and distributed by the Company to Members.

           1.26           “Perpetual Reward Points” mean PolkaDot Reward Points awarded to a Trust Member that equal 2% of the Membership Fees collected by the Company from the annual Membership Registrations and Renewals from Referred Members in the Trust Member’s Referral Group.  Perpetual Reward Points are calculated and credited to the Trust Member’s Account in 12 monthly installments equal to the Membership Fee paid by the Referred Members in the Referral Group divided by 12 on the 20th of each calendar month beginning in the calendar month after each Referred Member’s Membership Commencement Date or anniversary of the Membership Commencement Date in the case of a Renewal of the Membership.

           1.27           “Personal Purchase Discount” means the discount percentage, ranging from 1% to 10%, that is applied to the PolkaDot Value of purchases made by Active Trust Members or Active Reward Members at the time of shopping check out. The Personal Purchase Discount for a Trust Member is 10% of the PolkaDot Value of the Trust Member’s total purchase at time of check out; the Personal Purchase Discount for a Reward Member varies depending on the number of Active Referred Members by the Active Reward Member as set forth in Section 6.1 below.

           1.28           “Policies and Procedures” means the terms of the Agreement to which a Member must agree to adhere and comply with as part of the Registration. The Company may amend the Agreement from time to time at its sole discretion.

           1.29           “PolkaDot Value” means the unique numerical value assigned to each separate product or service offered by the Company to Members. The PolkaDot Value typically will be less than the Member Price and will be calculated by the Company based on the actual costs to the Company of the products and services offered by the Company. The PolkaDot Value is determined solely by the Company; it may be applied to or removed from specific products from time to time as circumstances may warrant in the sole discretion of the Company.

           1.30           “PolkaDot Reward Points” means the numerical value issued to Trust Members and Reward Members, as applicable, for (i) Product Bonus Points, (ii) Referral Purchase Reward Points, (iii) Trust Bonus Points, and (iv) Perpetual Reward Points.  One PolkaDot Reward Point has a monetary value equal to $1.00 in U.S. currency and is redeemable as cash under certain circumstances as set forth in the Agreement. Accumulated PolkaDot Reward Points can be used or applied against a Member’s purchases at time of check out when shopping at the Website.

           1.31           “PolkaDot Reward Points Report” means an online report generated by the Company that is accessible through a logged-in Trust Member’s or Reward Member’s “My Account” profile.  The PolkaDot Reward Points Report provides critical data relating to the Activity status of a Member and identities of Referred Members, including their purchase transaction data. The PolkaDot Reward Points Report contains confidential and trade secret information that is proprietary to the Company.

           1.32           “Product Bonus Points” means the number of additional PolkaDot Reward Points credited to the Account of a Trust Member, Reward Member, or Club Member accrued for the purchase of specific products for which the Company has assigned Product Bonus Points. Product Bonus Points are calculated and credited to the Member’s Account immediately upon completion of the Member’s purchase transactions for qualifying purchases.

           1.33           “Qualifying Person” refers to a person 18 years or older who pays the appropriate Membership Fee and otherwise qualifies to be a Member.  Only one Qualifying Person is permitted to become a Member among Immediate Family Members or for each physical address provided to the Company unless approved by the Company. A Membership may be used only by the Member and the Member’s Immediate Family Members.

           1.34           “Referral Aids” means literature, business cards, and digital media (CDs and DVDs) that the Company makes available for purchase by Members for the promotion of the The Green PolkaDot Box products and Memberships.

           1.35           “Referral Group” means the genealogy of all the current Members referred by a Trust Member and all current Members referred by the Trust Member’s Referred Members, generation after generation, who are in direct line to the Trust Member; however, the Referral Group will not include any Members in a Trust Member’s direct down-line after the third Trust Member included in the such direct down-line. For example, if a Trust Member refers another Member and the direct down-line referrals from such Member include three Trust Members, the Referral Group for such direct down-line will stop at the third Trust Member in that down-line.

           1.36           “Referral Purchase Reward Points” means the number of additional PolkaDot Reward Points credited to the Account of Trust Members and Reward Members for product purchases by Referred Members.  In the case of Trust Members, the number of Referral Purchase Reward Points will equal 10% of the PolkaDot Value of purchases by Referred Members.  In the case of Reward Members, the number of Referral Purchase Reward Points will equal a varying percentage of the PolkaDot Value depending on the number of Referred Members from such Reward Member as set forth in the Agreement. Referral Purchase Reward Points are calculated and credited to the Member’s Account immediately upon completion of the Referral Member’s purchase transactions for qualifying purchases.

           1.37           “Referred Member” means a new Member who (i) was referred directly by a Referring Member, and (ii) registers under the Member Identification of the Referring Member, either because the Member Identification of the Referring Member was imbedded in the electronic communication regarding the Company from the Referring Member to the Referred Member or manually input at the time of Registration by the Referred Member.

           1.38           “Referring Member” means the Member who introduces a new Member to the Company, either through a Company-generated electronic communication or otherwise, and under whose Member Identification the new Member registers. A Referring Member’s name and e-mail address must be input, either automatically or manually, at Registration.  A Referring Member may be a Trust Member, a Reward Member, or a Club Member.

           1.39            “Registration” indicates the application process whereby an Applicant enters into the Agreement, purchases a Membership, is accepted by the Company, and becomes a Member.

           1.40           “Registration Date” refers to the Membership Commencement Date or that date that a Qualifying Person becomes a Member.

           1.41           “Renewal” means the annual update of a Membership and payment of the Membership Fee by an Active Member, which is processed automatically by the Company unless it has received a Notice of Cancellation from a Member 30 days prior to the end of the annual Membership Term.

           1.42           “Reward Member” means a Qualifying Person who purchases a Reward Membership.

           1.43           “Reward Membership” means a Member’s membership type that permits unlimited shopping privileges on the Website, subscription privileges to view proprietary information on the Website, the right to receive proprietary product and service offerings and promotions from the Company, and the right to participate in the Rewards Plan for which a Reward Member is eligible.

           1.44           “Rewards Plan” means the Company’s policies and procedures that describe and detail the system for rewarding Trust Members and Reward Members, based on the number of their Referred Members, including (i) the annual waiver of the Trust Membership Fee, (ii) the five free Reward Memberships each year awarded to each Trust Member, (iii) the Personal Purchase Discount available to each Active Member, (iv) the 2,500 PolkaDot Reward Points credited to each Trust Member at the completion of Registration, and (v) the PolkaDot Reward Points that may be earned by each Trust Member and each Reward Member from Product Bonus Points, Referral Purchase Reward Points, Trust Bonus Points, and Perpetual Reward Points.

           1.45           “Social Security Number” means the valid Social Security Number issued by the United states of America that is not the same as the valid Social Security Number of another Member or an Immediate Family Member and not the same as the valid Social Security Number attached to any other Member.

           1.46           “Surplus PolkaDot Reward Points” is defined as any accumulation of PolkaDot Reward Points at the end of any calendar month in excess of 200 PolkaDot Reward Points; or, in the case of a Trust Member, any accumulation of PolkaDot Reward Points in excess of 200 PolkaDot Points above the Account Basis.

           1.47           “Trust Bonus Points” means the number of additional PolkaDot Reward Points credited to the Account of a Trust Member who agrees to not use do not use more than 160 PolkaDot Reward Points of the Member’s Account Basis during each of the first 18 months of Membership. Trust Bonus Points are calculated and credit to the Trust Member’s Account on the 20th day of each calendar month for the Trust Bonus Points earned during the previous calendar month.

           1.48           “Trust Member” means a Qualifying Person who purchases a Trust Membership.

           1.49           “Trust Membership” means a Member’s membership type that permits unlimited shopping privileges on the Website, subscription privileges to view proprietary information on the Website, the right to receive proprietary product and service offerings and promotions from the Company, and the right to participate in the Rewards Plan for which a Trust Member is eligible.

           1.50           “Trust Membership Fee” means the $2,000 paid by the Trust Member for a Trust Membership during the Registration Process.  The Trust Membership Fee is a one-time fee paid for a Trust Membership for the term of the Trust Member’s natural life.  The Trust Membership Fee may include multiple $2,000 units (“Trust Units”).

           1.51           “Website” means the Company’s www.GreenPolkaDotBox.com URL.

2.           Trust Member Agreement Terms and Conditions.

2.1           Independent Contractor. The Trust Member who is a party to this Agreement hereby acknowledges the Trust Member is not an employee or representative of the Company, but that the Trust Member’s status is as an independent contractor.

2.2           Trust Membership Fee.  The Trust Member hereby agrees to pay the $2,000 Trust Membership Fee to purchase a Trust Membership for the duration of the Trust Member’s natural life.  The Trust Member may purchase additional Trust Memberships at the price of $2,000 each.  Payment of the Trust Membership Fee entitles the Trust Member to participate in the Rewards Plan described in Section 3.2 below.

2.3           Escrow Specialists.  The Company and Escrow Specialists have entered into that certain Proceeds Escrow Agreement dated June 10, 2011, a copy of which is attached hereto and incorporated herein by this reference as Exhibit “A” (the “Escrow Agreement”).  The Company and the Trust Member agree that the Trust Membership Fee will be deposited by the Company into an escrow with Escrow Specialists in accordance with the terms of the Escrow Agreement until 300 Trust Memberships are sold by the Company, after which the aggregate Trust Membership Fees will be released to the Company for its working capital and to purchase inventory (the “Escrow Release”).  If 300 Trust Memberships have not been purchased by September 30, 2011, the Trust Membership Fee paid by the Trust Member will be returned to the Trust Member in the form of a check or credit to the credit card account used by the Trust Member to purchase the Trust Membership (the “Escrow Refund”).  In the event of the Escrow Refund, the Agreement between the Company and the Trust Member will be deemed rescinded and of no force or effect.

2.4           No Annual Membership Fee.  The Company agrees to waive the annual Membership Fee for the duration of the natural life of the Trust Member.

2.5           No Assignment Permitted Other Than to Immediate Family Members.  The Trust Member agrees and acknowledges that the Trust Membership is not useable by, assignable to, or transferable to a third party other than Immediate Family Members without the express written permission of the Chief Executive Officer of the Company, at the Company’s sole discretion.  Additional Trust Memberships purchased by the Trust Member will be registered in the name of a Qualifying Person designated by the Trust Member, and such Qualifying Person must become a party to an Agreement with the Company.

2.6           Maintenance of Active Status with the Company.  The Trust Member acknowledges that the Trust Member must be in good standing (not in violation of the Agreement) as an Active Member in order to qualify for Personal Purchase Discounts and to be eligible to earn PolkaDot Reward Points.

                2.7           Amendment of Policies and Procedures and Rewards Plan.  The Trust Member agrees that the Company may amend the Policies and Procedures and the Rewards Plan at its sole discretion by amendment of the Agreement and that the Trust Member’s continuation of Membership after any such amendment will constitute the Trust Member’s acceptance of any and all amendments.

                2.8           Adherence to Policies and Procedures.  The Trust Member agrees to abide by the terms and conditions of the Agreement, as amended from time to time, as a condition of the Trust Member’s continuing Membership rights and privileges.  If the Trust Member violates the terms and conditions of the Agreement, the Trust Member agrees that the Company at its sole discretion may revoke and terminate the Trust Membership.

2.9           Cancellation of Trust Membership by the Trust Member.  The Company agrees that the Trust Member may cancel the Trust Membership at any time, upon 30 days advance written notice using the Notice of Cancellation form on the Website.  Upon Cancellation of the Trust Membership, any unused portion of the PolkaDot Reward Points accumulated in the Trust Member’s account can be redeemed through the purchase of products offered for sale by the Company on the Website at the regular Member Price until the Date of Cancellation.  The Date of Cancellation is 30 days after the receipt of written Notice of Cancellation. The Trust Member agrees that upon the Date of Cancellation the Trust Membership will be terminated, that any unused PolkaDot Reward Points will be forfeited as of the Date of Cancellation, and that all benefits received and/or promised in accordance with this Agreement will be terminated. No portion of the Membership Fee will be refundable in the event of Cancellation of the Membership.

               2.10           Cancellation of Membership by the Company.  The Trust Member agrees that if the Company revokes and terminates the Trust Membership, the Trust Member waives all rights to Trust Membership and will forfeit all of the rights set forth in this Agreement.

2.11           Termination of Business by the Company.  The Trust Member agrees that if the Company (i) ceases business operations and terminates distribution and sale of its products and services, (ii) files for protection under the Federal bankruptcy laws, or (iii) initiates voluntary dissolution procedures as a business entity, then the Membership will be canceled on the Date of Cancellation set forth in the Company’s Notice of Cancellation to the Trust Member.  The Trust Member agrees that upon the Date of Cancellation the Trust Membership will be terminated, that any unused PolkaDot Reward Points will be forfeited as of the Date of Cancellation, and that all benefits received and/or promised in accordance with this Agreement will be terminated.

3.             Rewards Plan for Trust Members.

3.1           Commencement of the Rewards Plan. The Trust Member becomes eligible to participate in the Rewards Plan upon completion of the Registration process; however, PolkaDot Reward Points will not be credited to the Trust Member’s Account until 30 days after the Escrow Release referred to in Section 2.3 above, which period is required for the Company to acquire inventory of products for sale on the Website (the “Business Start Date”).

3.2           Components of the Rewards Plan for Trust Members.  In consideration for the Trust Membership Fee, for the duration of the Trust Member’s natural life, the Trust Member will receive:

(i)	a Trust Membership with no additional annual Membership Fee for the duration of the natural life of the Trust Member,

(ii)	an immediate, one-time credit of 2,500 PolkaDot Reward Points per Trust Membership purchased,

(iii)	five one-year Reward Memberships per Trust Membership purchased, annually, that the Trust Member may assign to other individuals for the one-year period of the Reward Membership,

(iv)	a 10% Personal Purchase Discount on all purchases of products and services from the Company by the Trust Member,

(v)	PolkaDot Reward Points credited to the Trust Member’s Account from the following sources:

(A)	Product Bonus Points for the number of Product Bonus Points assigned to particular products from time to time by the Company if and when those particular products are purchased by the Trust Member,

(B)	Referral Purchase Reward Points equal to 10% of the PolkaDot Value of all of the products and services purchased by a Referred Members of the Trust Member,

(C)
Trust Bonus Points for each Trust Member who agrees to not use do not use more than 160 PolkaDot Reward Points of the Member’s Account Basis during each of the first 18 months of Membership following the Business Start Date as more fully described in Section 3.3 below, and

(D)	Perpetual Reward Points equal to 2% of the Membership Fees collected by the Company from the annual Membership Registrations and Renewals from Members in the Trust Member’s Referral Group.

All of the above components of the Rewards Plan will commence on the Business Start Date and are subject to the conditions pertaining to each component of the Rewards Plan.

           3.3           Trust Bonus Points Conditions.  Trust Bonus Points, up to a maximum of 2,000 Trust Bonus Points, will accrue monthly on the condition that the Trust Member agrees not to use and does not use more than 160 PolkaDot Reward points during each of the first 18 months of Membership after the Business Start Date.  Trust Bonus Points will be credited to the Trust Member’s Account on the 20th day of the month for each preceding month’s Trust Bonus Points in accordance with the following schedule:

•Month 1–	25 Trust Bonus Points
•Month 2–	35 Trust Bonus Points
•Month 3–	45 Trust Bonus Points
•Month 4–	55 Trust Bonus Points
•Month 5–	65 Trust Bonus Points
•Month 6–	75 Trust Bonus Points
•Month 7–	85 Trust Bonus Points
•Month 8–	95 Trust Bonus Points
•Month 9–	105 Trust Bonus Points
•Month 10 –	115 Trust Bonus Points
•Month 11 –	125 Trust Bonus Points
•Month 12 –	135 Trust Bonus Points
•Month 13 –	145 Trust Bonus Points
•Month 14 –	155 Trust Bonus Points
•Month 15 –	165 Trust Bonus Points
•Month 16 –	175 Trust Bonus Points
•Month 17 –	185 Trust Bonus Points
•Month 18 –	215 Trust Bonus Points

           3.4           PayPal Account; Surplus PolkaDot Reward Points. A Trust Member must establish a PayPal account to receive a transfer of Surplus PolkaDot Reward Points whenever the total Surplus PolkaDot Reward Points exceed 1,000 PolkaDot Reward Points above the Account Basis. When Surplus PolkaDot Reward Points equal 1,000 points above the Account Basis in a Trust Member’s account 800 of the Surplus PolkaDot Reward Points are converted into cash  (at the rate of $1.00 per Surplus PolkaDot Reward Point) and automatically deposited directly into a Trust Member’s PayPal account.  In the event of such a transfer, the processing fees charged by PayPal will be charged to the Trust Member’s account.

           3.5           Free Club Member Referral Privileges. Trust Members may refer an unlimited number of free Club Memberships, until not less than 1,000 Trust Memberships are sold by the Company, on the condition that all referred individuals watch the Founding Trust Membership Webinar in full. Trust Members may refer an unlimited number of Club and Reward Members after the Company opens for business.

           3.6           Accrual of Perpetual Reward Points. A Trust Member in full compliance with the Agreement also receives a 2% Perpetual Reward on the Membership Registration and Renewal of every Member in his or her Referral Group for the lifetime of his or her Membership.  The Perpetual Reward Points are credited to the Account of a Trust Member commencing on the 20th day of the month following the Membership Commencement Date (following Registration or Renewal) of each Member in the Referral Group. All Perpetual Reward payments, less charge backs and refunds, will be credited to the Trust Member’s Account. Trust Members may track the growth of their Referral Group and their accumulating Perpetual Bonus Points in the “My Accounts” section the Website.

           3.7           Tax Payer Identification. A Trust Member is required to provide a Social Security Number for the Membership Identification. Trust Members are responsible for paying local, state, and Federal taxes on any income generated through the Trust Member Rewards Plan as an independent contractor. Annually and compliant with tax law, the Company will provide an I.R.S. Form 1099 Misc (Non-Employee Compensation) earnings statement to each Member who had earnings (PolkaDot Reward Points) of over $600 in the previous calendar year. The Company will not activate any Membership until the Member posts the required, valid taxpayer identification, in their Account Information section of “My Account,” the provision of which is a condition to completing the Registration.

4.           Returns and PolkaDot Reward Points Claw-Back.

           4.1           Claw-Back.  All product returns for payment refund by the Trust Member, or by Referred Members will result in a Claw Back of all related Personal Purchase Discounts and/or PolkaDot Reward Points, as applicable. Amounts subject to the Claw Back will be debited and posted to the Member’s Account in the calendar month when the product purchase refund is issued.

5.           Miscellaneous Policies and Procedures.

           5.1           Amendments to the Agreement.  The Company reserves the right to amend the Agreement in its sole and absolute discretion. By signing the Agreement and by continuing to exercise the privileges of a Member, a Member agrees to abide by all amendments or modifications that the Company elects to make. Amendments shall be effective upon 30 days’ notice to all Members that the Agreement has been modified.  Notification of amendments shall be published on the Website. The Company will provide or make available to all Members a complete copy of the amended provisions by (i) posting them on the Website, or by (ii) e-mail to the designated address in the Member Identification.  Any Member’s decision to continue to use the Website or a Member’s acceptance of PolkaDot Reward Points constitutes acceptance of any and all amendments to the Agreement.

           5.2           Failures in Performance or Delays. The Company shall not be responsible for delays or failures in performance of its obligations when performance is made commercially impracticable due to circumstances beyond its reasonable control. This includes, without limitation, strikes, labor difficulties, riot, war, fire, death, curtailment of a party’s source of supply, power failures, or government decrees or orders.

           5.3           Terms are Severable.  If any provision of the Agreement, in its current form or as it may be amended, is found to be invalid or unenforceable for any reason, only the invalid portion(s) of the provision shall be severed and the remaining terms and provisions shall remain in full force and effect and shall be construed as if such invalid, or unenforceable provision never comprised a part of the Agreement.

           5.4           Waiver. No failure of the Company to exercise any right or power under the Agreement or to insist upon strict compliance by a Member with any obligation or provision of the Agreement, and no custom or practice of the parties at variance with the terms of the Agreement, shall constitute a waiver of the Company’s right to demand exact compliance with the Agreement. Waiver by the Company can be affected only in writing by an authorized officer of the Company. the Company’s waiver of any particular breach by a Member shall not affect or impair the Company’s rights with respect to any subsequent breach, nor shall it affect in any way the rights or obligations of any other Member. Nor shall any delay or omission by the Company to exercise any right arising from a breach affect or impair the Company’s rights as to that or any subsequent breach. The existence of any claim or cause of action of a Member against the Company shall not constitute a defense to the Company’s enforcement of any term or provision of the Agreement.

           5.5           Requirements to Become a Member.  To become a Member or be a Qualifying Person, each applicant must be of the age of majority in his or her state of residence, reside in the United States or Puerto Rico, have a valid Social Security number, and pay the appropriate Membership Fee. The Company reserves the right to reject any applications for a new Member or applications for Renewal.  To become a new Member an applicant must enroll online on the Website.

           5.6           Upgrade from Club Member to Reward Member. A Club Member may upgrade to a Reward Membership at any time by paying the difference in price between the Club Membership and Reward Membership.

           5.7           Renewal of Membership.  The Membership Term is one year from the Membership Commencement Date. Members may renew their Membership each year by paying the applicable annual Membership Fee on or before the anniversary of their Membership Commencement Date. If the Renewal Membership Fee is not paid on or before the Renewal deadline, the Membership will be subject to Cancellation by the Company. Membership Renewal shall be automatic, subject to the Member’s Cancellation right, by charging the Membership Fee to the Member’s authorized credit card on each anniversary of the Membership Commencement Date.

           5.8           Adherence to the Rewards Plan. Members who desire to receive PolkaDot Reward Points must adhere to the terms of the Rewards Plan as set forth in this Agreement and on the Website.

           5.9           Not a “Business Opportunity.” Members shall not refer to any form of Membership in the Company as a “business opportunity” through or in combination with any other system, program, or method of marketing.  Members shall not require or encourage other current or prospective Members to participate in the Company in any manner that varies from what is stated in Official Materials. Members shall not require or encourage other current or prospective Members to execute any agreement or contract other than official Company agreements and contracts in order to become a Member. Similarly, Members shall not require or encourage other current or prospective Members to make any purchase from, or payment to, any individual or other entity to participate in the Rewards Plan other than those purchases or payments identified as recommended or required Official Materials.

           5.10           Advertising.  All Members shall safeguard and promote the good reputation of the Company and its Rewards Plan. Any promotional efforts by Members shall be consistent with the public interest, and must avoid all discourteous, deceptive, misleading, unethical or immoral conduct or practices.
Members may not use printed or electronic collateral materials for advertising and promotion other than those produced by the Company.

           5.11           Domain Names and E-mail Addresses.  Members may not use or attempt to register any of the Company trade names, trademarks, service names, service marks, product names, the Company’s name, or any derivative thereof, for any Internet domain name, nor may Members incorporate or attempt to incorporate any of the Company’s trade names, trademarks, service names, service marks, product names, the Company’s name, or any derivative thereof, into any electronic mail address.

           5.12           Trademarks and Copyrights.  The Company will not allow the use of its trade names, trademarks, designs, or symbols by any person, including the Members, without its prior, written permission. Members may not produce for sale or distribution any recorded Company events and speeches without written permission from the Company nor may Members reproduce for sale or for personal use any recording of Company-produced audio or video tape presentations.  The name of the Company and other names as may be adopted by the Company are proprietary trade names, trademarks and service marks of the Company. As such, these marks are of great value to the Company and are supplied to Members for their use only in an expressly authorized manner. Use of the Company name on any item not produced by the Company is prohibited.  No Member may place telephone directory display ads using the Company’s name or logo. Members may not answer the telephone by saying “Green PolkaDot Box” or in any other manner that would lead the caller to believe that he or she has reached business offices of the Company.

           5.13           Media and Media Inquiries.  Members must not respond to media inquiries regarding the Company, the Website, or their Membership. All inquiries by any type of media must be immediately referred to the Company’s Public Relations Department.

           5.14           Unsolicited E-Mails (“Spam”).  The Company does not permit Members to send unsolicited commercial e-mails unless such e-mails strictly comply with applicable laws and regulations including, without limitation, the Federal CAN SPAM Act. Any e-mail sent by a Member that promotes the Company, its products and services must comply with the following:

(i)	There must be a functioning return e-mail address from the sender,

(ii)
There must be a notice in the e-mail that advises the recipient that he or she may reply to the e-mail, via the return e-mail address, to request that future e-mail solicitations or correspondence not be sent to him or her (a functioning “opt-out” notice).

(iii)	The e-mail must clearly and conspicuously disclose that the message is an advertisement or solicitation, and

(iv)	The use of deceptive subject lines and/or false header information is prohibited.

All opt-out requests, whether received by e-mail or regular mail, must be honored. If a Member receives an opt-out request from a recipient of an e-mail, the Member must forward the opt-out request to the Company.

           5.15           Unsolicited Faxes. Except as provided in this section, Members may not use or transmit unsolicited faxes, mass e-mail distribution, unsolicited e-mail, or “spamming” relative to the operation of their the Company businesses. The terms “unsolicited faxes” and “unsolicited e- mail” mean the transmission via telephone facsimile or electronic mail, respectively, of any material or information advertising or promoting the Company, its Website, its Memberships, its Rewards Plan or any other aspect of the Company that is transmitted to any person, except that these terms do not include a fax or e- mail:

(i)	to any person with that person’s prior express invitation or permission, or

(ii)
to any person with whom the Member has an “established business or personal relationship,” which means a prior or existing relationship formed by a voluntary two-way communication between a Member and a person, on the basis of (A) an inquiry, application, purchase or transaction by the person regarding products or services offered by such Member, or (B) a personal or familial relationship, which relationship has not been previously terminated by either party

           5.16           False Enrollment.  False Enrollment is strictly and absolutely prohibited and is grounds for Cancellation of Membership by the Company. “False Enrollment” includes: (a) the enrollment of individuals or entities without the knowledge of and/or execution of an Agreement by such individuals or entities, (b) the fraudulent enrollment of an individual or entity as a Member, and (c) the enrollment or attempted enrollment of non-existent individuals (“phantoms”) or entities as Members.

           5.17           Changes in Member Information.  Members may make changes to the Membership information, such as the Member Identification, contained in his or her account by modifying “My Account” on the Website. Making changes does not cancel or modify the status of the Member or amend the Agreement.

           5.18           Change of Referring Member.  To protect the integrity of the Company and safeguard Members, the Company will not allow the Referred Member’s information, such as the Member Identification, to be changed, transferred, or replaced by the Referring Member or any other Member or individual.

           5.19           Unauthorized Claims and Actions.  Each Member is fully responsible for all of his or her own verbal and written statements regarding the Company, Membership, and the Rewards Plan that are not expressly contained in the Website. Members agree to indemnify the Company and the Company’s directors, managers, officers, employees, and agents, and hold them harmless from any and all liability including judgments, civil penalties, refunds, attorney fees, court costs, or lost business incurred by the Company as a result of the Member’s unauthorized representations or actions. This provision shall survive the termination of the Agreement with any Member.

           5.20           Product Claims.  No claims (which include personal testimonials) as to therapeutic, curative or beneficial properties of any products offered by the Company may be made except those contained in the Website. In particular, no Member may make any claim that products available through the Company are useful in the cure, treatment, diagnosis, mitigation or prevention of any diseases. Such statements can be perceived as medical or drug claims. Not only do such claims a violation of the Company policies, but may potentially violate Federal and state laws and regulations, including the Federal Food, Drug, and Cosmetic Act and Federal Trade Commission Act.

           5.21           Income Claims.  Members may not make income projections, income claims, or disclose his or her Account status (including the showing of checks, copies of checks, bank statements, or tax records).

           5.22           Trade Shows, Expositions, and Other Sales Forums.  Members may promote the Company Website and Rewards Plan at trade shows and professional expositions; however, before submitting a deposit to the event promoter, Members must contact the Member Care Department in writing for conditional approval. The Company further reserves the right to require use of an approved booth and/or display and to refuse authorization to participate at any function which it does not deem a suitable forum for the promotion of the Company.

           5.23           Cross Referring.  Actual or attempted “cross referring” is strictly prohibited. “Cross referring” is defined as the enrollment of an individual who or entity that already has a current Agreement on file with the Company, or who has had such an agreement in the past with a different Referring Member. The use of a spouse’s or relative’s name, trade names, DBA’s, assumed names, corporations, partnerships, trusts, fictitious Social Security numbers to circumvent this policy is prohibited. Members shall not demean, discredit or defame other Members in an attempt to refer a new member. If “cross referring” is discovered it must be brought to the Company’s attention immediately. The Company may take disciplinary action against the Member who changed his or her Referring Member and the Member who encouraged or participated in the “cross referring.” Members waive all claims and causes of action against the Company arising from or relating to disciplinary action resulting from the enforcement of this policy.

           5.24           Errors or Questions.  If a Member has questions about or believes any errors have been made regarding Membership rights or status, PolkaDot Reward Points, Product Bonus Points, Referral Purchase Reward Points, Trust Bonus Points, Perpetual Reward Points, Personal Purchase Discounts, My Account Reports, or charges, the Member must notify the Company in writing within 60 days of the date of the purported error or incident in question. The Company will not be responsible for any errors, omissions or problems not reported to the Company within 60 days.

           5.25           Governmental Approval or Endorsement.  Members shall not represent or imply that the Company or its Rewards Plan have been “approved,” “endorsed,” or otherwise sanctioned by any government agency.

           5.26           Tax Payer Identification.  All Members are required to provide their Social Security number to the Company on Registration.

           5.27           Income Taxes.  Each Member is responsible for paying local, state, and Federal taxes on any income generated through the Rewards Plan as a Member. Every year, the Company will provide an IRS Form 1099 MISC (Non-employee Compensation) earnings statement to each Member who had earnings (PolkaDot Reward Points) of over $600 in the previous calendar year.

           5.28           Non-Employee Status.  Members are independent contractors and are not employees and are not purchasers of a franchise or a business opportunity. The Agreement between the Company and its Members does not create an employer/employee relationship, partnership, or joint venture between the Company and the Member. A Member shall not be treated as an employee for his or her services or for Federal or state tax purposes. All Members are responsible for paying local, state, and Federal taxes due from all compensation earned as a Member of the Company. The Member has no authority (expressed or implied) to bind the Company to any obligation.

           5.29           Minors.  A person who is recognized as a minor in his/her state of residence may not be a Member. Members shall not enroll or refer minors for Membership.

           5.30           Referring.  All Active Members have the right to refer others to enroll as Members into the Company; however, a Trust Member may not refer another Trust Member to the Company. Each prospective Reward Member and Club Member has the ultimate right to choose the Referring Member. If two Members claim to be the Referring Member of the same new Referred Member, the Company shall regard the first application received by the Company as controlling.

           5.31     No Succession of Membership on Death of a Member Other than by Testamentary Transfer.  Upon the death or incapacitation of a Member, his or her Membership will be terminated; however, a Membership may be transferred to an Immediate Family Member after death in accordance with the terms of a the Member’s last will and testament upon presentation of proof of such testamentary transfer to the Company.

           5.32           No Telemarketing by Members.  Members must not engage in telemarketing relative to promotion of the Company and referring others to Membership. The term “telemarketing” means the placing of one or more telephone calls to individuals or entities with whom they have no personal or professional relationship in an attempt to refer them or induce them to purchase a Membership.   Members may call family members, personal friends, and acquaintances. An “acquaintance” is someone with whom you have at least a recent first-hand relationship (i.e. you have recently personally met him or her).

           5.33           Maintenance of Current Member Information.  To ensure timely delivery of products and Surplus PolkaDot Reward Points disbursements, it is critically important that Member records, including phone numbers, e-mail and shipping addresses, are kept current. Members planning to move, change credit card or banking information are responsible to update their personal information via the “My Account” function of the Website on a timely basis. To guarantee proper delivery, two weeks advance notice must be provided to the Company on all changes to Member Information.

           5.34           No Member Purchase Requirements.  There are no purchase requirements for Members.

           5.35           Minimum Order. The Company maintains a minimum order requirement of $35.00 before tax and applicable shipping charges.

           5.36           Loss of Active Status.  A Member who is no longer an Active Member because of failure to pay the annual Membership Fee or failure to observe the terms and conditions of the Agreement loses all of the PolkaDot Reward Points accrued in the Member’s Account and forfeits the right to accrue further PolkaDot Reward Points, ceases to be a Member, and loses all Membership rights and privileges.

           5.37           No Refund of Membership Fees.  Membership Fees are considered fully earned by the Company when paid and are not subject to any refund upon Cancellation of Membership or the loss of Active status.

           5.38           Member Reports in “My Account.”  The Company will endeavor to insure that all information provided by the Company in any report, including but not limited to Member orders, referral activity, and PolkaDot Reward Points Reports will be accurate and reliable. Nevertheless, due to various factors including the inherent possibility of human and mechanical error; the accuracy, completeness, and timeliness of orders; denial of credit card and electronic check payments; cancelled Memberships; returned products; credit card and electronic check charge-backs; the information is not guaranteed by the Company or any persons creating or transmitting the information.  Access to and use of the Company’s online reporting services and your reliance upon such information is at your own risk. All such information is provided to you “as is.” If you are dissatisfied with the accuracy or quality of the information, your sole and exclusive remedy is to discontinue use of and access to the Company’s online reporting services and your reliance upon the information.

           5.39           Shipping and Return Policy. The Company evaluates and deals with Member complaints and requests for product returns on a case-by-case basis.  As a general policy the Company is committed to provide such a high level of service that Member complaints are not necessary.  In the rare case when a Member is dissatisfied The Green PolkaDot Box for any reason, the Company will do everything reasonably possible to satisfy and retain the trust of that Member.  Members are encouraged to immediately contact the Member Care department via the Website to discuss any problems that may arise.  The Company may, in its sole discretion, choose to terminate a Member’s Membership immediately, if sufficient evidence exists to prove that a Member is engaged in deceptive or abusive complaint practices.

6.           Summary of Current Reward Membership Provisions.

           6.1           Personal Purchase Discounts. Reward Members earn a Personal Purchase Discount (“PPD”) that ranges from 1% to 5% of the PolkaDot Value on personal purchases by Referred Members, depending on the number of Members they refer as follows:

(i)	one to four Referred Members results in a 1% PPD,

(ii)	five to nine Referred Members results in a 2% PPD,

(iii)	10 to 14 Referred Members results in a 3% PPD,

(iv)	15 to 19 Referred Members results in a 4% PPD, and

(v)	20 or more Referred Members results in a 5% PPD.

Personal Purchase Discount levels, once achieved, are never lost or forfeited if the Reward Member is Active and is in compliance with the Agreement.

           6.2           PolkaDot Reward Points. Reward Members earn PolkaDot Reward Points from Referral Purchase Reward Points (“RPRP”) that range from 2% to 10% of the PolkaDot Value on purchases by Referred Members, depending on the number of Members they refer as follows:

(i)	one to four Referred Members results in a 2% RPRP,

(ii)	five to nine Referred Members results in a 4% RPRP,

(iii)	10 to 14 Referred Members results in a 6% RPRP,

(iv)	15 to 19 Referred Members results in a 8% RPRP, and

(v)	20 or more Referred Members results in a 10% RPRP.

There is no limit to the number of Members that a Reward Member can refer to the Company if the Reward Member is Active and is in compliance with the Agreement. RPRP levels, once achieved, are never lost or forfeited if the Reward Member is Active and is in compliance with the Agreement.

           6.3           Product Bonus Points. Reward Members are eligible to earn Product Bonus Points.

           6.4           Suplus PolkaDot Reward Points. PolkaDot Reward Points that are accrued yet unused in a Reward Member Account will be carried forward.  Any accumulated balance that exceeds 200 PolkaDot Reward Points is referred to as Surplus PolkaDot Reward Points.  When Surplus PolkaDot Reward Points of a Reward Member exceed 800 in the Reward Member’s Account, the Company will remit the Surplus PolkaDot Reward Points to Reward Members by direct deposit into the Reward Member’s Pay Pal account. The Company will charge a 3% processing fee for all direct deposits into the Reward Member’s Pay Pal account that will be deducted from the Surplus PolkaDot Reward Points at the time of direct deposit.

7.           Summary of Current Club Membership Provisions.

           7.1           Club Membership Benefits.  Club Members cannot qualify to receive Personal Purchase Discounts or PolkaDot Reward Points.  Club Members may refer other Members, but they are not eligible to receive Referral Purchase Reward Points.  Club Members must upgrade to a Reward Membership to become eligible to receive Personal Purchase Discounts and PolkaDot Reward Points, which will accrue from the new Membership Commencement Date upon upgrade or Renewal.

8.           Disclaimer and Hold Harmless.

           8.1           Disclaimer Regarding Product Claims. The Company strives to keep its Members informed concerning product claims and makes every effort to be as accurate as possible; however, the Company shall not be responsible for the claims of manufacturers or suppliers of products offered for sale by the Company.  Members agree that the manufacturers or suppliers of products offered by the Company shall be solely responsible for any health or nutrition problems a Member experiences with any product purchased from the Company or any damages caused by using products offered on the Company’s Website.  The Member agrees that it is the Member’s responsibility to always read the label and/or contact the manufacturer or supplier of product if the Member has any questions regarding the suitability of each product for the Member.  The Member agrees that it is the Member’s responsibility to consult the Member’s healthcare practitioner for any specific health and nutrition concerns.  The Member agrees that the Company is not responsible or liable for compliance by the manufacturer or supplier of products on the Company’s Website with food labeling laws.  All material on the Company’s Website is provided for the Member’s information only and may not be construed as medical/health advice, diagnosis, treatment, or instruction. No action or inaction should be taken based solely on the contents of this information; instead, Members should consult appropriate healthcare professionals on any matter relating to their health and wellbeing. THE COMPANY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OFFERED FOR SALE ON THE COMPANY’S WEB SITE.

           8.2           Hold Harmless.  The Member agrees to hold the Company harmless from any and all claims, demands, rights, lawsuits, causes of action, obligations, controversies, debts, costs, expenses (including but not limited to attorneys' fees), damages, judgments, losses and liabilities of whatever kind or nature, fixed or contingent, in law, equity or otherwise, whether known or unknown, whether or not apparent or concealed arising out product liability claims for products offered for sale on the Company’s Website that are manufactured or supplied by others. In no event shall the Company or its owners, affiliates, employees, contractors, officers, or agents be liable for any damages (including, without limitation, incidental and consequential damages, personal injury/wrongful death, lost profits, or damages resulting from the use of products offered on the Company’s Website that are manufactured or supplied by others, whether based on warranty, contract, tort, or any other legal theory.

9.           Dispute Resolution and Disciplinary Proceedings.

           9.1           Disciplinary Sanctions.  Violation of the Agreement or any illegal, fraudulent, deceptive or unethical business conduct by a Member may result, at the Company’s discretion, in one or more of the following corrective measures:

(i)	Issuance of a written warning or admonition,

(ii)	Requiring the Member to take immediate corrective measures,

(iii)	Imposition of a fine, which may be deducted from PolkaDot Reward Points,

(iv)	Loss of rights to earn PolkaDot Reward Points for a period of time,

(v)	Involuntary termination of the offender’s Membership,

(vi)
Imposition of any other measure expressly allowed within any provision of the Agreement or which the Company deems practicable to implement and appropriate to equitably resolve injuries caused partially or exclusively by the Member’s policy violation or contractual breach, and/or

(vii)	Institute legal proceedings for monetary damages and/or equitable relief in situations deemed appropriate by the Company.

The Company may withhold from a Member all or part of the Member’s earned and accrued PolkaDot Reward Points during the period that the Company is investigating any conduct allegedly in violation of the Agreement. If a Member’s Membership is canceled for disciplinary reasons, the Member will not be entitled to recover any PolkaDot Reward Points withheld during the investigation period.

           9.2           Arbitration.  Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Members waive all rights to trial by jury or to any court. All arbitration proceedings shall beheld in Utah County or Salt Lake County, Utah (at the election of the Company), unless the laws of the state in which a Member resides expressly require venue to be in the state of the Member’s residence, in which case the arbitration shall be held in the capital of that state. All parties shall be entitled to all discovery rights pursuant to the Federal Rules of Civil Procedure. There shall be three arbitrators, at least one who is an attorney at law, who shall have expertise in business law transactions with a strong preference for an attorney knowledgeable in the direct selling industry, selected from the panel, which the American Arbitration Panel provides. Each party to the arbitration shall be responsible for its own costs and expenses of arbitration, including legal and filing fees. The decision of the arbitrator shall be final and binding on the parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of the Agreement. Nothing in the Agreement shall prevent the Company from applying to and obtaining from any court having jurisdiction a writ of attachment, a temporary injunction, preliminary injunction, permanent injunction or other relief available to safeguard and protect the Company’s interest prior to, during or following the filing of any arbitration or other proceeding or pending the rendition of a decision or award in connection with any arbitration or other proceeding.

           9.3           Governing Law, Jurisdiction and Venue.  Jurisdiction and venue of any matter not subject to arbitration shall reside in Utah County, state of Utah unless the laws of the state in which a Member resides expressly require venue to be laid in the state of the Member’s residence, in which case venue will be in the county of that state’s capital. The Federal Arbitration Act shall govern all matters relating to arbitration. The law of the state of Utah shall govern all other matters relating to or arising from the Agreement unless the laws of the state in which a Member resides expressly require the application of its laws.

           9.4           Louisiana Residents.  Notwithstanding the foregoing, Louisiana residents may bring an action against the Company with jurisdiction and venue as provided by Louisiana law.

           10.           Ordering, Shipping, and Payment.

           10.1           General Order Policies. The Company maintains a minimum order requirement of $35.00 before tax and applicable shipping charges.

           10.2           Shipping Policy.  The Company will normally initiate shipment of products via FedEx Ground within 24 hours or less from the date on which it receives an order, except when orders are received on Federal or Utah state holidays or on weekends.

           10.3           Inspection and Confirmation of Order.  A Member and/or recipient of an order must confirm that the product received matches the product listed on the shipping invoice and is free of damage. Failure to notify the Company of any shipping discrepancy or damage within seven calendar days of receipt of shipment will cancel a Member’s right to request a correction.

           10.4           Insufficient Funds.  All credit card payments that charged back or denied by a Member’s bank for insufficient funds will be re-submitted for payment. A $25.00 Insufficient Funds Fee will be charged to the account of the Member. Any outstanding balance owed to the Company by a Member for insufficient funds will be deducted or withheld from the Member’s Account. If the Company is unable to recover insufficient funds by credit card payment, the Member Care department will notify the Member of the deficiency.  The Member will have five business days to correct the deficiency and make restitution.  If the Member fails to make restitution within five business days the Member’s Membership will be automatically terminated.

           10.5           Restrictions on Third Party Use of Credit Cards and Checking Account Access.  A Member shall not permit other Members to use his or her credit card, or permit EasyPay debits to his or her checking accounts, to enroll or to make purchases from the Company.

           10.6           Sales Tax Collection. The Company is required to charge sales taxes on all purchases made by Members from within the state of Utah and remit the taxes charged to the state.